EXHIBIT 10.37

                   INTERNATIONAL CAMPAIGN MANAGEMENT AGREEMENT

This Agreement ("Agreement") is made this 26th day of May, 1999 by and between Frederiksen Television, Inc., a Virginia corporation (hereinafter referred to as "FTV"), and National Boston Medical, Incorporated, a Nevada corporation (hereinafter referred to as "Client").

                                    Recitals

A. Client controls the worldwide marketing and distribution rights with respect to certain products as set forth on Attachment 1 (individually, the "Product"; collectively, the "Products") to be marketed and distributed through various distribution channel, including broadcast and cable television.

B. FTV is in the business of marketing and distributing products domestically and internationally through a variety of distribution channels, including broadcast and cable television.

C. Client and FTV wish to enter into this Agreement whereby FTV will represent Client and provide certain advisory and other services to Client in connection with the marketing and distribution of the Product(s) through international distribution channels, as more specifically set forth herein.

                                    Covenants

In consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. FTV shall, on behalf of Client, represent Client in connection with the possible establishment of business relationships with distributors in international markets for the Product(s) (collectively, "Distributors"). The services to be provided by FTV in connection with the foregoing include (i)
making appropriate introductions on behalf of Client to the appropriate representatives of prospective Distributors; (ii) formulating an appropriate strategy and structural alternatives with respect to the marketing and distribution of the Product(s) through home shopping channels and in international markets; (iii) advising in negotiations with respect to Distributors; and (iv) any other services reasonably requested by Client in connection with the establishment of distribution agreements with Distributors. FTV shall keep Client advised of all developments materially affecting Client's potential business relationship with Distributors, including advising Client in writing of the Distributors whom FTV has contacted regarding the Product(s).

2. Client will make available to FTV certain information and materials concerning the Product(s) and Client's business, which may be necessary for FTV to provide the services described herein. Any such information or materials provided by Client hereunder, other than that which is available form public sources or becomes available form public sources subsequent to it being made available to FTV, will be treated by FTV in a strictly confidential manner and will not be used for any purpose other than for providing the services pursuant to this Agreement. FTV will use its best effo4rts to assure that any third parties to whom any of such information or material is furnished provide appropriate assurances as to its confidential treatment by them. Notwithstanding the foregoing, Client shall have no obligation to disclose to FTV any information regarding the Product(s)' quantitative analysis or recipe secrets.

3. Should Client establish a business relationship with one or more Distributors whereby Client agrees to supply Product(s) to the distributors pursuant to an


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agreement  within  twelve (12) months from the date hereof or within twelve (12)
months thereafter as a result of discussions initiated by FTV during the initial twelve (12) month period, Client agrees to pay FTV a continuing participation fee in cash equal to twelve percent (12%) of Client's net Sales of the
Product(s), as defined below, to the Distributor(s). Client shall pay such participation fee to FTV within fifteen (15) days after the end of each calendar month based on Client'/s cash receipt of Net Sales of the Product(s). Net Sales of the Product(s) is defined and understood to include gross revenues received by Client from sales to the Distributors, including Upsells, excluding (i) sales which result in refunds, credits or other allowances to customers on account of rejection or return; (ii) uncollectible accounts due to credit card chargebacks, bad checks or other reasons of uncollectibility; (iii) sales, value-added taxes,
or  any  similar  taxes   collected  from  the  consumer  for  remittance  to  a
governmental entity.

4. Client grants FTV the right to examine the books and records of Client related to Product(s) sales to Distributors up to two (2) times per calendar year, such examination to take place at Client's place of business during normal business hours, upon at least fifteen (15) days written notice. FTV agrees to bear the costs of such examination, except in the event that such examination discloses a discrepancy in FTV's favor of more than five (5) percent of the amount due FTV hereunder, then Client shall bear FTV's reasonable costs of such examination.

5. Client will reimburse FTV all out-of-pocket expenses arising in connection with the services provided by FTV pursuant to this Agreement, which expenses may include but are not limited to the reproduction of dubs and master tapes, the conversions of dubs and master tapes into various formats, courier charges, and the registration of appropriate import documents. Client shall reimburse such approved expenses within thirty (30) days after receipt of FTV's invoice of such expenses. FTV shall not incur such costs without prior written consent of the Client.

6. Client acknowledges that FTV has had, and continues to have, a business relationship with may of the Distributors to whom FTV will introduce the Product(s). In the event that FTV becomes aware that its prior or existing relationship with a Distributor (or its employees or affiliates) may impair in any way the services to be provided by FTV under this Agreement, FTV shall immediately notify Client of the existence of or potential for, a conflict of interest and Client and FTV will discuss in good faith the appropriate means to resolve the existing or potential conflict of interest.

7. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto with written consent of both parties for the assignment.

8. This Agreement is deemed made in Massachusetts and shall be governed by the laws of the Massachusetts, without regard to the state's rules concerning conflicts of law.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. A signature delivered by facsimile shall be deemed to be an original signature and shall be effective upon receipt thereof by the other party.

In witness whereof, the parties have caused this Agreement to be duly executed on the first date written above.





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For Frederiksen Television, Inc.

By: /s/Fred Thomas Redding
Title: President & CEO


For National Boston Medical, Incorporated

By: /s/ Daniel J. Hoyng
Title: President & CEO



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                      INTERNATIONAL DISTRIBUTION AGREEMENT
                                  Attachment 1

Product(s)                                             Supporting DRTV Format

A product known as "Backstroke Back Massager"          28:30 Infomercial